Exhibits 4.14

TERM OF AUTHORIZATION No. 269/2003/SPB-ANATEL

TERM OF AUTHORIZATION FOR DELIVERY
OF FIXED SWITCHING TELEPHONE SERVICE, MODALITY
INTERNATIONAL LONG DISTANCE,
SIGNED BY THE NATIONAL TELECOMMUNICATIONS AGENCY
(AGÊNCIA NACIONAL DE TELECOMUNICAÇÕES –
ANATEL) AND TELEPAR CELULAR S.A.

By way of this instrument, on the one side Agência Nacional de Telecomunicações, registered under CNPJ/MF no. 02.030.715/0001-12, agency part of the UNION (UNIÃO), in the terms of Federal no. 9,472, of July 16th 1997, henceforth herein called Anatel, in this act represented by its President, LUIZ GUILHERME SCHYMURA DE OLIVEIRA, Brazilian, married, engineer, RG no. 04.971.252-4 IFP-RJ and CPF/MF no. 810.878.107-87, jointly with Councilor LUIZ TITO CERASOLI, Brazilian, divorced, engineer, RG no. 38.592/D-CREA/RJ and CPF/MF no.297.487.047-34, and on the other TELEPAR CELULAR S.A., CNPJ n.º 02.332.397/0001-44, herein represented by its Power of Attorney LUIS ROBERTO ANTONIK, Brazilian, married, RG no. 886.827-1 SSP/PR and CPF n.º 091.935.029-15, sign this TERM OF AUTHORIZATION, henceforth herein called TERM to be ruled by the following clauses and conditions:

Chapter I – On the Object

Clause 1.1 – The object of this TERM is establishing the conditions for delivery of Fixed Switching Telephone Services, meant for use by the public in general (FSTS), delivered in private regime, in the INTERNATIONAL LONG DISTANCE, with mandatory condition of joint and simultaneous delivery in the modality NATIONAL LONG DISTANCE services, in the Service Delivery Areas equivalent to the Area Numbers 41, 42, 43, 44, 45 and 46 of the General National Code Plan (PGCN), according to the Authorization rendered by way of Act no. 37,233, of June 30th 2003, published on the Federal Official Gazette of July 01st 2003.

Single Paragraph – The object of this TERM includes, where fitting, the delivery of the services in boundary and limit areas in the terms of the regulations.

Clause 1.2 – Fixed Switched Telephone Services are telecommunication services that, by way of transmission of voice and other signals, is meant for communication between specific fixed points, using processes of telephone services.

Clause 1.3 – The AUTHORIZED PARTY is entitled to implant, expand and operate the trunks, networks and switching centers needed to carry out the services, as well as explore these commercially, in the terms of their regulation.

Clause 1.4 – The AUTHORIZED PARTY will ensure delivery of the services to any and all authorized requesting parties and service users within the Service Delivery Area it addresses, according to the regulation, and shall be in operation in up to 12 months counted from the date the extract of this TERM was published on the Federal Official Gazette.

Chapter II – On the Value of the Authorization

Clause 2.1 – The value of the Authorization for delivery of FSTS in the Service Delivery Area(s) found in Clause 1.1 and shall be paid for in the form and condition established by way of specific act issued by Anatel.

§ 1º – The value of the Authorization charge will be collected to the Telecommunication Services Inspection Fund (Fundo de Fiscalização das Telecomunicações – FISTEL), by way of Banking Collection Document issued by ANATEL.

§ 2º – The value paid for the Authorization does not include the public charge price for the right of use for radio frequencies.

Chapter III – On Using Radio-frequencies and the Conditions for Delivery of Services

Clause 3.1 – The AUTHORIZED PARTY may, at onerous title, use, in the terms of the regulation, radio frequencies for the implementation of fixed land-bound radio communication services, needed for Delivery of the Services.

Clause 3.2 – The right of use for the radio frequencies mentioned in the preceding clause will be for a term of up to 20 (twenty) years, counted from the date of concession of the radio frequency use authorization, extendable, one single time, for an equal period, with this authorization being granted at onerous title.

Clause 3.3 – The AUTHORIZED PARTY commits to delivering the service object of the Authorization in such a way as to fully address obligations inherent to the service delivered under private regime, which are totally applicable to this case, addressing the provisions of this TERM.

Single Paragraph – Not addressing the obligations related to the object of this TERM will render the AUTHORIZED PARTY liable to the application of the sanctions foreseen in it, temporary suspension by Anatel or, as the case may warrant extinction of this Authorization, in the form set out in art.137 of Law no.9.472, of 1997.

Clause 3.4 – The AUTHORIZED PARTY shall explore the service object of this Authorization at its own responsibility and risk, within the regime of fair and open competition established in Law no. 9,472, of 1997.

Single Paragraph – The AUTHORIZED PARTY will not be entitled to any form of exclusivity, any hypothesis of financial economic balance, nor will be entitled to claim for rights, when new companies for delivery of the same services are admitted, in public or private regime.

Clause 3.5 – The AUTHORIZED PARTY commits to delivering the service, regardless of the competition environment existing in the Service Delivery Area of the authorized party.

Clause 3.6 – The AUTHORIZED PARTY shall establish a uniform Basic Service Plan and this shall be mandatorily offered to all tentative users throughout its FSTS service delivery area.

Clause 3.7 – The AUTHORIZED PARTY shall establish the prices that it will practice in the delivery of FSTS, defining the Service Plans using structure, forms, criteria and values that shall be reasonable and not discriminatory.

Clause 3.8 – The AUTHORIZED PARTY may establish Alternative Service Plans with structure, criteria and values differing from the Basic Service Plan, which shall constitute an option for its users or tentative users, voided any form of discrimination in treatment.

Clause 3.9 – the AUTHORIZED PARTY shall widely divulge its Service Plans, Basic or Alternative, with 2 (two) days advance notice before effective sales, bringing to Anatel’s knowledge their entire content, in up to 5 (five) working days after the onset of the commercial sales of each Plan.

Clause 3.10 – The AUTHORIZED PARTY shall send Anatel, a copy of the Contract models signed for delivery of FSTS in up to 10 (ten) working days after the onset of commercial sales.

Chapter IV – On Service Quality Criteria.

Clause 4.1 – Adequate service quality by the AUTHORIZED PARTY is presumed by this Authorization, with this being understood as a service that addresses and satisfies the conditions of regularity, efficiency, security, up to date, general nature and courtesy.

§ 1º – Regularity shall be characterized by the uninterrupted delivery of the service with strict observance of the dispositions contained in the norms issued by Anatel.

§ 2º – Efficiency shall be characterized by achievement and maintenance of the parameters contained in this TERM and by addressing service users within the terms foreseen in this TERM.

§ 3º – Security in service delivery is characterized by confidentiality of the data related to service usage by users, as well as full protection and preservation of secrecy of the information transmitted within the scope of the delivery of its services, addressing the provisions of ofinset V of Clause 7.1.

§ 4º – Up to date will be characterized by the modernity of the equipment, facilities and service delivery techniques, with absorption of technological advances that definitively bring about benefits for users, respecting the provisions of this TERM.

§ 5º – General nature shall be characterized through the non-discriminatory delivery of services to any and all users, with the AUTHORIZED PARTY being mandated to deliver the services to any person requesting this, in accordance with the dispositions of clause 1.4, in accordance with the existing regulation.

§ 6º – Courtesy shall be characterized by respectful and prompt delivery to any and all authorized service users, as well as the observance of the obligations to inform and address promptly and politely everyone who, user or not, request from the AUTHORIZED PARTY information, steps or any other form of request, as provided for in this TERM.

Clause 4.2 – The AUTHORIZED PARTY shall observe the parameters and indicators of the General Plan for Quality Targets, approved in Resolution no. 30, of June 29th 1998.

Single Paragraph – For the calculation of the indicators, only data from localities with over 180 (one hundred and eighty) days of uninterrupted commercial operation will be taken into account.

Clause 4.3 – The AUTHORIZED PARTY cannot, in the event of the interruption of service delivery, allege delinquency by Anatel or the Union in fulfilling any of their obligations.

Clause 4.4 – Delivery of the authorized service can only be suspended in accordance with the Regulation of the Fixed Switched Telephone Services, published by Anatel.

Chapter V – On the Numbering Plan

Clause 5.1 – Once having addressed the regulation, the AUTHORIZED PARTY commits to obeying the Numbering Regulation for the Fixed Switched Telephone Services published by Anatel, approved through Resolution no. 86 of December 30th, 1998.

Single Paragraph – costs related to management of consignation and deployment of numbering resources processes of the Regulations for Numbering will be attributed to the AUTHORIZED PARTY, in the terms of the Regulations for Management of Numbering Resources.

Clause 5.2 – The AUTHORIZED PARTY will be attributed the numbering resources, without exclusivity, in the terms of the regulation.

Clause 5.3 – The object of TERM does not include the Operator Selection Code or the Specific Code, with the provisions of the Regulations for Issuance of Authorization for delivery of FSTS having to be fully addressed.

Chapter VI – On Charging Users

Clause 6.1 – The billing documents issued by the AUTHORIZED PARTY shall be produced in a clear and explanatory manner, and shall list the type and quantity of each service delivered to the subscriber.

Single Paragraph – The AUTHORIZED PARTY may enter on the billing document, as long as clearly and explicitly values owed resulting from the delivery of other services, as well as other commodities or utilities related to the authorized service.

Chapter VII – On the Rights and Guarantees of Users and other Service Companies

Clause 7.1 – once having complied with the rules and conditions found in this TERM, the following constitute the rights of users of the services, object of this Authorization:

I – access to the service and its fruition within the standards of quality, regularity and efficiency, foreseen in this TERM and in the existing applicable regulations;

II – the possibility of requesting suspension or interruption of the service;

III – non-discriminating treatment in terms of the service access and fruition;

IV – obtainment of adequate information related to service delivery conditions and prices practiced;

V – inviolability and secrecy of its communication, addressed the legal and constitutional hypothesis and conditions in terms of breaking of telecommunications secrecy or privacy;

VI – non-suspension of service to subscriber, with the latter’s request, except where due to current outstanding debt resulting from use or for non-compliance with the obligations of the duties defined in art. 4th of Law no. 9,472, of 1997;

VII – prior knowledge of any and all alterations in the service delivery conditions with direct or indirect impact on the subscriber;

VIII – privacy of billing documents and in use or personal data by the AUTHORIZED PARTY;

IX – prompt and efficient response to complaints made by the subscriber to the AUTHORIZED PARTY;

X – referral of complaints or claims against the AUTHORIZED PARTY before Anatel and consumer defense agencies;

XI – reparation of damages caused by violation of subscribers’ rights;

XII – requirement of observance of the contract terms of the contract signed for the delivery of the service;

XIII – free choice of the National or International Long Distance Operator;

XIV – the non-obligation to consume services or purchase goods or equipment that is not of interest, as well as the non-obligation to submit to entitlement conditions for the service object of this Authorization, in the terms of the regulation.

§ 1º – The AUTHORIZED PARTY shall observe the right of zealously preserving the secrecy inherent to telephone services and the confidentiality of data and information, employing all the means and technologies that ensure users of this right.

§ 2º – The AUTHORIZED PARTY shall make available the necessary technology resources for suspending secrecy of telecommunications upon order from legal authorities, in the form of regulation.

Clause 7.2 – The remaining telecommunications service operators will be assured, in addition to the rights referred to in the preceding clause, the following rights:

I – inter-connection to the AUTHORIZED PARTY’s network in non-discriminatory economic and operational conditions, under technically adequate conditions, in condition of isonomy and fairness of prices addressing the strictly necessary for the delivery of the service, addressing the pertinent Anatel regulations;

II – on receiving the service requested from the AUTHORIZED PARTY without any form of discrimination, at market prices or at prices negotiated by the parties and with any reductions applicable, as a function of costs avoided, due to large-scale consumption, addressing the pertinent regulation; and

III – obtaining information that the AUTHORIZED PARTY has the duty to maintain, and that are necessary for the delivery of services operated by them, maintaining the right of the AUTHORIZED PARTY to preserve any data items included in business secrecy, as well as the rights of third parties.

§ 1º – Conflict between the AUTHORIZED PARTY and other service companies will be settled administratively by Anatel, in the terms of the regulations.

§ 2º- Anatel will perform permanent and on-going follow-up of the relationship between the service companies that use the hereby authorized services and the AUTHORIZED PARTY, restraining behavior that imply losses to any of the parties or that result in violation of the economic order and free competition, informing, in these cases, the Administrative Council for Economic Defense (ConselhoAdministrativo de Defesa Econômica – CADE), after having practiced its competence in the form stated in art. 19, inset XIX, of Law no. 9,472, of 1997.

Chapter VIII – On Rights, Guarantees, Obligations and Restrictions of the AUTHORIZED PARTY

Clause 8.1 – In addition to the other obligations stemming from this TERM and inherent to the delivery of the service, the AUTHORIZED PARTY will be responsible for:

I – delivering the service under strict and complete observance of the dispositions of this TERM, submitting its activities totally to Anatel regulations;

II – implementing all the equipment and facilities needed for delivery of the services, object of this Authorization, addressing the specifications mentioned in this TERM;

III – supplying Anatel, in the form and periods foreseen in the regulations, every piece of data and element related to the services that might be requested;

IV – submitting to inspection by Anatel, allowing access by its agents, to the facilities used in delivering the services, as well as pertinent accounting records.

V – maintaining separate accounting records for each service;

VI – maintaining adequate user information and service systems;

VII – forwarding copies of agreements and contracts related to the delivery of services with foreign telecommunication service operators;

VIII – strictly respecting the right and obligation to secrecy of telecommunications, addressing the legal and regulatory provisions;

IX – respecting privacy of subscribers in relation to billing documents and any personal information related to users;

X – submitting in advance to Anatel any and all intended alterations to its Articles of Incorporation or By-Laws, including splitting, merger, transformation, incorporation, as well as transfer of control or alteration to the company capital;

XI – ensuring all other telecommunication service companies’ interconnection with its network, addressing the terms of the pertinent regulation;

XII – observing all rights of the other telecommunications services companies, omitting from practicing any form of discriminatory behavior, geared to impairing their activities;

XIII – utilizing, whenever required by regulations, equipment with certification issued by or accepted by Anatel;

XIV – addressing technical norms and standards in force in Brazil, omitting from any form of discriminatory practice in relation to goods and equipment produced in the Country;

XV – placing at the disposal of the authorities and civil defense agents, in cases of public calamity, all the means, systems and availabilities requested for the purpose of acting in support of or in giving support to impacted populations;

XVI – addressing with priority, the President of the Republic, his/her protocol representatives, entourage and support staff, as well as foreign Heads of State, when on official visits or displacement in the Brazilian territory; making available the necessary means for adequate communication by these authorities, addressing the pertinent Anatel regulations;

XVII – paying all inspection and facility operation fees, in the form defined in the regulations;

XVIII – publishing annually, regardless of the legal regime to which it might subject, Balance sheets and financial demonstratives prepared at the end of every social and fiscal exercise period, addressing the provisions of the legislation in force and of Anatel regulation;

XIX – addressing the norms in force in the Country related to the use of foreign labor, including in the higher qualification level functions and positions;

XX – addressing the agreements signed between Brazil and other Countries and international organizations, in the form regulated by Anatel;

XXI – sending, in the periods defined by Anatel, a demonstrative chart of all shareholders detaining, individually or jointly, a share equal or superior to 5% (five percent) of the company’s voting capital; and

XXII – delivering to Anatel, information of technical, operational, economic and financial, society shareholding and accounting natures, as well as any other requested.

Single Paragraph – The AUTHORIZED PARTY, its colligated, controlled or controlling companies must not condition service offer to the paired consumption of any other service, nor offer advantages to the user resulting from the fruition of additional services to those object of this TERM, even when delivered by third parties.

Clause 8.2 – With no loss to the other provisions contained in this TERM and the guarantees assured in law, the following are rights of the AUTHORIZED PARTY to:

I – deliver services within the scope of the company’s business strategy, freely defining its investments, addressing the regulations of Anatel and the dispositions of this TERM;

II – renounce the delivery of the authorized service, according to the disposed in art. 142 of Law no. 9,472, of 1997, as long as this intention is manifested expressly, 6 (six) months in advance, to Anatel and its users;

III – appoint representatives to follow up on Anatel’s inspection activities;

IV – interrupt, according to the rules established in clause 4.4 of this TERM, or not address the request for delivery of services to subscribers, whose name is contained on the register of delinquent subscribers;

V – make available the inter-connection with the other FSTS delivery companies, in non- discriminating economic and operational conditions under technically adequate conditions and at isonomic fair prices, addressing what is strictly necessary for the delivery of the service addressing the pertinent Anatel regulations;

VI – receive services requested from the other operators free of any discrimination, at market prices or at prices negotiated by the parties, and with the applicable reductions as a function of costs avoided due to large-scale consumption regime, addressing the pertinent regulations;

VII – obtain all necessary information for the delivery of the services, as per inset VI, including those related to billing, maintaining the right of other operators to preserve the secrecy of their business data, as well as any similar third party rights;

VIII – making available the numbering resources in accordance with the regulations;

IX – requesting from Anatel confidentiality of information collected in the practice of the inspection activities; and

X – contracting from third parties the performance of inherent, ancillary or complementary activities for the service, as well as the implementation of associated projects.

Clause 8.3 – During the TERM of this contract, the AUTHORIZED PARTY shall be the sole responsible, before third parties, for any acts by its staff, representatives or contracted parties, in delivery of FSTS, as well as for the use of equipment, facilities or networks, releasing the Union and Anatel from any complaints and/or indemnities.

Clause 8.4 – The AUTHORIZED PARTY cannot impair works of public interest, whatever the nature, whenever the removal of facilities or telephone service networks becomes necessary in making feasible interventions promoted, directly or indirectly, by any agency or entity of the Public Administration.

Clause 8.5 – The AUTHORIZED PARTY shall agree directly with each Town Council its part in the delivery of the services, as well as the other public utility service companies, about the conditions for placement of posts and crossbars to suspend the aerial lines and cables and, also, underground ducts and conduits meant for passing cables under streets and public places.

§ 1º – The AUTHORIZED PARTY shall show diligence before the owners of public or private assets over or under which ducts or conduits have to be placed, or even install support structures for these, obtaining the respective consent or use rights for this purpose.

§ 2º – The AUTHORIZED PARTY shall promote before the respective municipal authorities the necessary negotiations to establish the conditions to overcome the necessary interferences in the delivery of the service, including felling and pruning of trees.

Clause 8.6 – In the terms of the provided for in art. 73 of Law no. 9,472, of 1997, the AUTHORIZED PARTY can deploy posts, ducts, conduits and use rights belonging to or controlled by other telecommunication service companies or of other services of public interest.

§ 1º – Use of the means referred to in the caput of this clause must be undertaken in a non-discriminating manner and at fair and reasonable prices.

§ 2º – The AUTHORIZED PARTY shall make available to the other telecommunications service companies, classified by Anatel as being of collective interest, the means owned or controlled by it, referred to in caput of this clause, respecting the same conditions foreseen in the preceding paragraph anterior.

§ 3º – Whenever the AUTHORIZED PARTY cannot come to an agreement with the other service companies in relation to the use of the means referred to in this clause, it will be up to Anatel, in isolation or jointly with the other regulating agencies involved, to define said use conditions.

Clause 8.7 – The AUTHORIZED PARTY shall maintain during the term of this Authorization, a user information and care center, operating 24 (twenty-four) hours a day, qualified to receive and process requests and complaints by users handed in personally or through any distance communication means.

§ 1º – The AUTHORIZED PARTY shall make available and divulge easy access and free of charge codes for forwarding of request by users via telephone.

§ 2º – All requests, complaints or claims forwarded by users, through any means, shall receive a serial number, which will be informed to users with a view to making follow-up by the user, possible.

§ 3º – Users will be informed by the AUTHORIZED PARTY in the timeframes defined in the General Quality Target Plan, of the measures that have been adopted as a function of the request or complaint made.

§ 4º – Should Anatel verify the existence of difficulty for users in accessing the user information and care center, it may determine that the AUTHORIZED PARTY must enhance the means of access available, liable to considering the provisions foreseen in this, not being addressed.

Clause 8.8 – In contracting services and in acquisition of equipment and materials, linked to the object of this TERM, the AUTHORIZED PARTY commits to taking into account offers made by independent suppliers, including national ones, and to basing its decisions, in relation to the different offers made, on addressing objective pricing criteria, delivery conditions and technical specifications, established in the pertinent regulation.

§ 1º – In the event of cases where there is an equivalence of offers, the AUTHORIZED PARTY commits to using as tie-breaking criteria, preference for services offered by companies located in the Country, equipment and materials produced in the Country, and, among these, those deploying national technology, with the equivalence to which this paragraph refers being defined cumulatively as:

I – the national price is equal to or lower that the imported price, placed in the national territory, including all applicable taxes;

II – the term for delivery is compatible with the requirements of the service; and

III – the technical specifications established in the pertinent regulations are addressed and satisfied and have certification issued or accepted by Anatel, where applicable.

§ 2º – Services are understood as those related to research and development, planning, project, implementation and physical installation, operation, maintenance, supervision and telecommunication system assessment tests.

Clause 8.9 – The AUTHORIZED PARTY, its controlled or controlling companies, or any of its shareholders with participation, direct or indirect, equal to or higher than 5% (five percent) of the voting shares of the AUTHORIZED PARTY, may only own non-voting stock from FSTS companies acting in the same Area of Delivery and the same service modality, up to a limit of 20% (twenty percent) of the company capital.

Chapter IX – On the Transfer and Company Composition Changes

Clause 9.1 – Transfers and changes in Company Composition are liable to the conditions established in arts. 7th, 98 and 136 of Law no. 9,472, of 1997, and must address the provisions of Resolution no. 101, of February 04th 1999, in Norm no. 04/98 – ANATEL, approved in Resolution no. 76, December 16th 1998, in Norm no. 07/99 – ANATEL, approved by Resolution no. 195, of December 7th 1999, and the subsequent specific regulation.

Chapter X – On the Obligations and Prerogatives of Anatel

Clause 10.1 – In addition to other inherent prerogatives of its function as Regulating Agency and other obligations stemming from this TERM, Anatel will:

I – follow up and inspect service delivery, targeting addressing the regulation

II – regulate the delivery of the authorized service;

III – apply the sanctions foreseen in the service regulation and, specifically, in this TERM;

IV – show zeal for the quality of the service, receive, study and solve user claims and complaints, notifying them, in up to 90 (ninety) days, of the measures taken with a view to interceding on the repression or the transgression of their rights;

V – declare extinct the Authorization of the cases foreseen in Law no. 9,472, of 1997;

VI – show zeal for the guarantee of inter-connection, settling any eventual pending issues between the AUTHORIZED PARTY and other service companies;

VII –continuous follow-up of the relationship between the AUTHORIZED PARTY and the other service operators, settling any conflicts arising from this;

VIII – inhibit behavior by the AUTHORIZED PARTY contrary to the competition regime, addressing the competences of CADE, the pertinent regulation and, in particular, the provisions of Clauses 10.2. and 10.3. of this Chapter;

IX – carry out inspection activities of the service according to the provisions of this TERM; and

X – collect taxes related to FISTEL, adopting the measures foreseen in legislation.

Clause 10.2 – Anatel may initiate administrative procedure meant to raise untruths or lack of consistence in the conditions declared by the AUTHORIZED PARTY, related to not participating in the control of other companies and to other impeditive economic concentration prohibitions, whenever there is evidence of relevant influence by the former, its colligated, controlled or controlling companies on the companies delivering FSTS, acting in the same Area of Delivery and in the same modality of the Service, such as:

I – the existence of significant, passive or active, funding, under any form, between the AUTHORIZED PARTY, its colligated, controlled or controlling companies and Operator(s) of FSTS;

II – posting of real security, personal or of any other form, by the AUTHORIZED PARTY, its colligated, controlled or controlling companies to the operator(s) of FSTS, or vice versa;

III – transfer of assets between the AUTHORIZED PARTY, its colligated, controlled or controlling companies and operator(s) of FSTS, in conditions, terms or values different from those practiced on the market;

IV – existence of a process for the transfer of strategic technological knowledge between the AUTHORIZED PARTY, its colligated, controlled or controlling companies to the operator(s) of FSTS;

V – delivery of telecommunication services or correlated activities, between the AUTHORIZED PARTY, its colligated, controlled or controlling companies to the operator(s) of FSTS, stipulating favored or privileged conditions, in relation to the other companies acting on the market;

VI – existence of agreements of inter-connection between the AUTHORIZED PARTY, its colligated, controlled or controlling companies to the operator(s) of FSTS stipulating favored or privileged conditions, in relation to those offered to the other companies acting on the market;

VII – existence of agreements for sharing of infrastructure between the AUTHORIZED PARTY, its colligated, controlled or controlling companies to the operator(s) of FSTS stipulating favored or privileged conditions, in relation to those offered to the other companies acting on the market;

VIII – common use of relevant resources, whether material, technological or human in nature, by the AUTHORIZED PARTY, its colligated, controlled or controlling companies to the operator(s) of FSTS;

IX – existence of any legal procedure between the AUTHORIZED PARTY, its colligated, controlled or controlling companies and companies retaining control of an operator of FSTS, whose object is the transfer of actions between these, or the granting of preference rights in relation to the transfer of actions between them;

X – joint contracting of goods and services by the competition; and

XI – other behavior defined in the regulations as characterizing the onset of evidence of economic concentration or exercise of the power of control among the operators of FSTS

Single Paragraph- Proof, after the procedure foreseen in this Clause, of the Existence of any situation characterizing untruth or lack of grounds for the conditions declared by the AUTHORIZED PARTY shall lead to annulment of this Authorization, in the terms of art. 139 of Law no. 9,472, of 1997.

Clause 10.3 – Anatel can also initiate administrative procedures meant to survey the transgression of the economic order foreseen in Law no. 8,884, of 1994, and, in particular, adoption of collusive or restrictive measures against free competition, when, among others, the following evidences are perceived:

I – Prolonged stability of market shares of the competing companies on the market;

II – Uniform commercial behavior among the competitors;

III – Joint contracting of goods or services by competitors;

IV – Prolonged stability of the price levels or structures for the services, or parallel price variation behaviors;

V – Uniformity of conditions or offer terms for the services among the competitors;

VI – Exchange of relevant information among competitors, related, among other aspects, to technological, financial or commercial strategies;

VII – Stable division of activity on the market among competitors;

VIII – Complementary nature in expansion plans or network implementation projects;

IX – Discrimination of prices or conditions of service delivery, privileging certain companies, in detriment to, the other companies acting on the market;

X – Purchase, sales, leasing, commodatum or any other form of transfer, temporary or definitive, of assets with significant value or, of strategic importance between competing companies;

XI – Common/joint use of relevant resources, whether material, technological or human by competing companies;

XII – Existence of inter-connection agreements stipulating favored or privileged conditions, for certain companies in relation to the others acting on the market;

XIII – Existence of agreements for sharing of infrastructure, stipulating favored or privileged conditions, for certain companies in relation to the others acting on the market;

XIV – Distortion, manipulation, omission or procrastination by competitors in supplying information requested by Anatel; and

XV – Other practices defined in regulation as signs of collusion.

Single Paragraph – Proof of practice by the AUTHORIZED PARTY of collusive behavior or restrictive to free competition may imply, in addition to the application of the sanctions foreseen in this Term and those applicable by CADE, the forfeiture of this AUTHORIZATION.

Chapter XI – On the Authorized Party

Clause 11.1 – The AUTHORIZED PARTY is a company duly established under Brazilian law, with head and administration offices in the Country, addressing the provisions of Law no. 9,472, of 1997 and Decree no. 2,617, of June 5th 1998.

Chapter XII – On the Inspection Regime

Clause 12.1 – Anatel shall inspect the services for the purpose of ensuring compliance with the commitments defined in this TERM.

§ 1º – The inspection to be carried out by Anatel shall include inspection and the follow-up of activities, equipment and facilities of the AUTHORIZED PARTY, implying free access to all of the AUTHORIZED PARTY’s data and information, or that of third parties.

§ 2º – Information collected in performing the inspection activity will be published in the Library, except for those that, on request from the AUTHORIZED PARTY, are considered by Anatel as being of a confidential nature.

§ 3º – Information considered confidential in the terms of the preceding paragraph, can only be used in procedures correlated to this TERM, with Anatel answering for the information it appoints for any form of disclosure, broad or limited, of this information outside the scope of this use.

Clause 12.2 – The AUTHORIZED PARTY, by way of the appointed representative, will be able to accompany any and all Anatel inspection activity, and cannot in any way impede or impair the inspection actions, subject to being liable to the penalties foreseen in this TERM.

Chapter XIII – On the Inter-connection

Clause 13.1 – The AUTHORIZED PARTY is mandated to allow, facilitate, make available and effectively perform the inter-connection, to the network it operates, of the networks of other telecommunications services operators, under public or private regime, whenever they so require, addressing the regulation and in particular, the General Interconnection Regulation, approved by Resolution no. 40, of July 23rd 1998.

Single Paragraph – Availability of the points for inter-connection must be negotiated directly by the AUTHORIZED PARTY with the other service operators involved, addressing the pertinent regulation.

Clause 13.2 – The AUTHORIZED PARTY will be remunerated for the use of its network according to what is foreseen in the Regulation on Remuneration for the use of the networks of the FSTS operators, approved by Resolution no. 33, of July 13th 1998.

Clause 13.3 – The AUTHORIZED PARTY shall have the same rights and must obey the same inter-connection conditions to which the other FSTS operators are subject.

Single Paragraph – The AUTHORIZED PARTY shall make available for inter-connection network elements with the highest possible technical level of separation, addressing the regulation.

Clause 13.4 – The AUTHORIZED PARTY shall charge the other telecommunication services operators, for the use of their networks, at most, the values defined and established by Anatel, addressing the regulation.

Chapter XIV – On the Sanctions

Clause 14.1 – In executing this TERM, the AUTHORIZED PARTY is subject to the following sanctions, which will be applied by grounded decision by Anatel, assured its right of defense in the terms disposed in its new Internal Regiment and with no loss to the other penalties foreseen in the regulation:

I – through action or omission contrary to the dispositions found in this TERM leading to losses for the competition in the telecommunications sector; a fine of up to R$50,000,000.00 (fifty million Reals);

II – for violating the dispositions of this TERM leading to the non-addressing clause 1.4; a fine of up to R$ 50,000,000.00 (fifty million Reals);

III – for violation of the dispositions of this TERM leading to non-addressing or achieving of quality targets or parameters in service delivery; a fine of up to R$ 40,000,000.00 (forty million Reals);

IV – for other action or omission not dealt with in the preceding insets leading to violation of user rights defined in this TERM or leading to loss for them; a fine of up to R$ 30,000,000.00 (thirty million Reals);

V – for action or omission violating the provisions of clause 8.8 of this TERM, related to contracting services and the purchase of equipment and materials produced in the Country; a fine of up to R$ 30,000,000.00 (thirty million Reals);

VI – for any action or omission leading to the obstruction of Anatel performing its fiscal and inspection activities in this TERM; a fine of up to R$20,000,000.00 (twenty million Reals); and

VII – for not addressing any obligation expressly foreseen in this TERM, except for those defined in the preceding insets; fine of up to R$ 10,000,000.00 (ten million Reals).

§ 1º – The transgression defined in inset I and IV above will have their severity defined exclusively as a function of the general criteria foreseen in clause 14.2 and will be characterized by behavior of the AUTHORIZED PARTY that, directly or indirectly, might lead to loss for the competition in the sector, especially:

a)     posing an obstacle or difficulty in choosing a different provider of the service authorized;

b)     refusing an inter-connection to a telecommunications service operator;

c)     posing an obstacle or difficulty to the added value service company operators;

d)     executing any telecommunications service not the object of the authorization issued by Anatel in its favor,

e)     not preserving the levels of quality practiced in the inter-connections; and

f)     procrastinating on the supply of information essential to the activities of the other operators, in particular, the data register bases.

§ 2º – Transgression of the provisions of inset II of this clause will be characterized by the repeated non-delivery of the authorized service, it being considered a severe transgression, in particular:

a)     the refusal to deliver the authorized service to any interested party, according to the definitions contained in clause 1.4.

§ 3º – Transgression of the dispositions of inset III above will be characterized by not addressing the quality parameters defined in the General Plan of Quality Targets and will have its scale of severity defined as a function of the number of users impacted and the losses caused, being characterized by violation, of commission or omission, direct or indirect, of obligation foreseen in this TERM, leading to the violation of user rights, in particular the:

a)     interruption in delivery of services for periods exceeding those established in the General Plan of Quality Targets;

b)     non-allocation of the necessary human and material resources for the operation and maintenance of the service required to preserve minimum quality standards;

c)     negligence in modernizing the network that affects service quality;

d)     non-addressing the duty to deliver information to users;

e)     violation of secrecy in telecommunications, except for the legal hypothesis, even when practiced by third parties, in facilities under the responsibility of the AUTHORIZED PARTY;

f)     non- maintenance of an information and customer care center in the format described in this TERM; and

g)     charging prices not in agreement with the rules defined in this TERM and in the regulation.

§ 4º – The transgressions described in inset V will be characterized by verification of the violation of the obligation contained in Clause 8.8 and will have its severity defined in accordance with the regulation.

§ 5º – The transgressions described in inset VI above will have its severity defined as a function of the relevance of the fiscal activity impaired and will be characterized by the violation, through commission or omission, direct or indirect, of the AUTHORIZED PARTY or of its representatives, impeding or creating difficulties for the inspection activity carried out by Anatel, its representatives, agents, in particular by:

a)     the AUTHORIZED PARTY refusing to address requests for information tendered by Anatel, related to the authorized services or the assets linked to it;.

b)     blocking the action of Anatel’s inspection agents;

c)     omitting addressing the obligation of public disclosure foreseen in this TERM, or in regulation; and

d)     not sending or the untimely sending of any information, data, report or document that, per force of regulation, or of this TERM, should have been supplied to Anatel.

§ 6º – Sanction foreseen in inset VII will be characterized by checking violation of the obligation in this Term, not included in the preceding paragraphs.

§ 7º – Sanction foreseen in inset I will be applied by Anatel regardless of any measures that might be adopted by CADE.

§ 8º – Not collecting any fine levied in the terms of the provisions of this clause in the Term fixed by Anatel shall characterize severe fault and will imply a collection of a moratory fine of 0.33% (zero point three, three percent) a day, up to the limit of 10% (ten percent), plus the reference rate of the SELIC for federal papers, to be applied on top of the value of the debt, considering all delinquent payment days, except where defined otherwise in the specific regulation.

Clause 14.2 – For applying the fines foreseen in this Chapter, the rules contained in Title VI of Book III – On Sanctions, art. 173 to 185 of Law no. 9,472, of 1997, and in the pertinent regulation thereof, will be addressed.

§ 1º – In defining the severity of the sanctions and in fixing fine values, Anatel shall observe the following circumstances:

I – proportionality between the intensity of the sentencing and the severity of the fault, including in so far as the number of users impacted;

II – the damages for the services and for users resulting from the transgressions;

III – the advantage obtained by the AUTHORIZED PARTY as a result of the transgression;

IV – the participation of the AUTHORIZED PARTY on the market within its geographical Area of Service Delivery;

V – the economic and financial situation of the AUTHORIZED PARTY, in particular its revenue generation capacity and its total assets;

VI – the precedent of the AUTHORIZED PARTY;

VII – the specific re-incidence, thus understood the repetition of fault of similar or like nature, after receipt of the previous notification; and

VIII – the general aggravating or attenuating circumstances of the transgression.

§ 2º – Regardless of the specific grading criteria foreseen in each inset of the preceding clause and of others foreseen in regulation, penalty grading shall address the following scale:

I – the transgression will be considered light when stemming from involuntary or excusable behavior by the AUTHORIZED PARTY and from which the latter derives no benefit;

II – the transgression will be considered medium severity when stemming from inexcusable behavior, but that does not bring any benefit or gain to the AUTHORIZED PARTY, nor affects a significant number of users; and

III – the transgression will be considered severe when Anatel verifies the presence of one of the following factors:

a)     The AUTHORIZED PARTY behaving in ill faith;

b)     The transgression results in the direct or indirect benefit for the AUTHORIZED PARTY;

c)     The AUTHORIZED PARTY is recurring in the transgression; and

d)     The number of users impacted is significant.

§ 3º – According to Anatel’s criteria, the transgressions classified as light, when in a first event, a warning penalty may be issued to the AUTHORIZED PARTY, that will be formally informed of the sanction, with no loss to publishing the decision in the Official Press.

§ 4º – For application of the sanctions foreseen in this Chapter the Sanction Application Procedure foreseen in the Internal Regiment of Anatel will be used.

§ 5º – In the transgressions foreseen in clause 14.1, for fine levying purposes, Anatel may determine that the AUTHORIZED PARTY deduct the value to be collected from sums to be paid as reimbursement to the users impacted, fixing the reimbursement criteria in the act of applying the penalty, the term for settlement and the maximum deduction value.

§ 6º – The hypothesis foreseen in the preceding paragraph may only be adopted when it is verified that user interests or needs will not elide with the responsibility of the AUTHORIZED PARTY for the other civil indemnities owed.

Clause 14.3 – the fines foreseen in this Chapter will be applied with no loss to characterizing the hypothesis of declaration of forfeiture foreseen in this TERM.

Clause 14.4 – the values of the fines foreseen in this Chapter will be readjusted annually, by applying the IGP-DI, with the first readjustment being due in one year counted from the date of signature of this TERM.

Chapter XV – On the Extinction of the Authorization

Clause 15.1 – the authorization shall be considered extinct by removal, forfeiture, expiry, renouncement or annulment, according to arts. 138 to 144 of Law no. 9,472, of 1997 and in compliance with the procedures defined in regulation.

§ 1º – Extinction of the Authorizations, issued concomitantly for the modalities of LOCAL or NATIONAL LONG DISTANCE for the same Area of Delivery, for the same AUTHORIZED PARTY, before December 31st 2005, will imply extinction of this Authorization.

§ 2º – Declaration of extinction will in no way elide the application of the fitting penalties in compliance with the dispositions of this TERM, for transgressions practiced by the AUTHORIZED PARTY.

Clause 15.2 – Extinction of the Authorization for any of the service modalities, LOCAL, NATIONAL LONG DISTANCE, INTERNATIONAL LONG DISTANCE may imply extinction of the others, when resulting from the application of sanction for severe transgression.

Chapter XVI – On the Legal Regime and the Applicable Documents

Clause 16.1 – the following rule this Authorization, with no loss to the other norms that are part of the Brazilian legal order, Law no. 9,472, of 1997, and the regulation stemming from, especially, the competence of the Executive Power, according to the disposed in art.18 of the referred Law, the latter prevailing whenever the two conflict.

Clause 16.2 – In delivery of services hereby authorized by the Anatel regulation must always be addressed, as part of this TERM, especially the documents listed below:

I – General Concession Plan, approved by Decree no. 2,534, of April 2nd 1998;

II - General Plan for Quality Targets for Fixed Switched Telephone Services, approved by Resolution no. 30, of June 29th 1998;

III – Regulation of the Telecommunication Services, approved by Resolution no. 73, of November 25th 1998;

IV – Regulation of the Fixed Switched Telephone Service, approved by Resolution no. 85, of December 30th 1998;

V – General Regulation for Inter-connection, approved by Resolution no. 40, of June 23rd 1998, with the alterations introduced by Resolution no. 130, of May 31st 1999;

VI – Numbering Regulation, approved by Resolution no. 83, of December 30th 1998;

VII – Regulation for Managing Numbering Resources, approved by Resolution no. 84, of December 30th 1998;

VIII – Regulation about Remuneration for Use of the Networks of FSTS Operators, Approved by Resolution no. 33, of July 13th 1998;

IX – Regulation for Tenders of Concession, Permission and Authorization of Telecommunication Services and Authorization for Use of Radio-Frequency, approved by Resolution no. 65, of October 29th 1998;

X – Regulation of the Procedures for Contracting Services and Acquisition of Equipment or Materials by Operators of Telecommunication Services, approved by Resolution no. 155, of August 16th 1999; and

XI – Regulation for Issuance of Authorization for Delivery of Fixed Switched Telephone Services for the general public – FSTS, approved by Resolution no. 283, of November 29th 2001.

Clause 16.4 – In interpreting the norms and dispositions contained in this TERM, in addition to the documents mentioned and listed in this Chapter, the general hermeneutic rules and the norms and principles contained in Law no. 9,472, of 1997, shall be taken into account.

Chapter XVII – On the Forum

Clause 17.1 – For settlement of issues stemming from this TERM, the Forum of the Judiciary Section of the Federal Justice of Brasilia, Federal District, will be used.

Chapter XVIII – Final Disposition

Clause 18.1 – This TERM will become valid as of the date of the publication of its extract in the Federal Official Gazette.

And for being fully in agreement with the provisions and conditions of this TERM, the Parties sign it in 02 (two) copies of equal form and content, in the presence of the undersigned witnesses, for it to produce its legal effects.

Brasilia,..............of ................. 2003.

For ANATEL:

LUIZ GUILHERME SCHYMURA DE OLIVEIRA
President

LUIZ TITO CERASOLI
Councilor
For the AUTHORIZED PARTY:

LUIS ROBERTO ANTONIK
Power of Attorney

WITNESSES:

Name: RICARDO DE FREITAS FEROLA
RG: 1204563 SSP/DF

Name: TAÍS ROSANDRA BEZERRA
RG: 1689211 SSP/DF